Exhibit 99.1
                                  TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                                 Contacts:
New York, N.Y. 10022                                       ---------
                                                           James N. Fernandez
                                                           (212)230-5315
                                                           Mark L. Aaron
                                                           (212)230-5301


                TIFFANY REPORTS FOURTH QUARTER AND YEAR RESULTS;
                ------------------------------------------------
                       PROVIDES FINANCIAL OUTLOOK FOR 2010
                       -----------------------------------

New York, N.Y., March 22, 2010 - Tiffany & Co. (NYSE: TIF) reported today that worldwide sales rose 17% in its fourth quarter ended January 31, 2010. This increase reflected broad-based growth in the Americas, Asia-Pacific and European regions. Net earnings from continuing operations were $1.09 per diluted share in the quarter. Full year sales declined 5% to $2.7 billion and net earnings from continuing operations increased 15% to $2.12 per diluted share (earnings in both years included nonrecurring charges - see attached "Non-GAAP Measures" schedule). Management also introduced its financial objectives for 2010, which are enumerated in this news release.

In the three months (fourth quarter) ended January 31, 2010:
------------------------------------------------------------

     o Net sales increased 17% to $981.4 million, compared with $837.6 million in last year's fourth quarter. On a constant-exchange-rate basis, which excludes the effect of translating foreign-currency-denominated sales into U.S. dollars, worldwide net sales rose 13% and comparable store sales rose 8% (see attached "Non-GAAP Measures" schedule).

     o Net earnings from continuing operations were $138.2 million, or $1.09 per diluted share, versus $37.4 million, or $0.30 per diluted share, in last year's fourth quarter. In last year's fourth quarter, the Company recorded nonrecurring items which, in total, reduced net earnings from continuing operations by $0.56 per diluted share. Net earnings were $140.4 million, or $1.10 per diluted share, versus $31.1 million, or $0.25 per diluted share, in last year's fourth quarter.

In the full year (fiscal 2009) ended January 31, 2010:
------------------------------------------------------

     o Net sales were $2.71 billion, or 5% below $2.85 billion in the prior year. On a constant-exchange-rate basis, worldwide net sales and comparable store sales declined 5% and 8%.

     o Net earnings from continuing operations were $265.7 million, or $2.12 per diluted share, compared with $232.2 million, or $1.84 per diluted share, in the prior year. In fiscal 2009, the Company recorded various nonrecurring items that benefited net earnings from continuing operations by $0.08 per diluted share. In fiscal 2008, the Company recorded nonrecurring items that reduced net earnings from continuing operations by $0.55 per diluted share. Net earnings were $264.8 million, or $2.11 per diluted share, versus $220.0 million, or $1.74 per diluted share, in 2008.

Financial results for the Iridesse subsidiary are classified as discontinued operations for the current and prior-year periods. This change in classification began in the second quarter of 2009.

Michael J. Kowalski, chairman and chief executive officer, said, "We were very pleased with the sales results in the fourth quarter which reflected growth in most countries, product categories and price points. Notwithstanding the global economic challenges over the past year, the decisive measures we took to control spending were successful and, combined with the considerable and growing international awareness of the TIFFANY & CO. brand, helped us to generate strong earnings and free cash flow."

Net sales by segment were as follows:
-------------------------------------

     o In the Americas, sales increased 14% to $523.5 million in the fourth quarter. Sales of $1.41 billion in the fiscal year were 11% below the prior year. Comparable U.S. store sales rose 11% in the fourth quarter and declined 15% in the fiscal year. Sales in the New York flagship store and comparable U.S. branch stores increased 22% and 8% in the fourth quarter, and declined 15% and 15% in the fiscal year. During the quarter, the Company opened a store in Las Vegas, NV. Combined Internet and catalog sales in the U.S. increased 16% in the quarter and declined 1% in the year.

     o    In the  Asia-Pacific  region,  sales rose 14% to $318.0 million in the fourth  quarter due to strong  growth in all  countries  except Japan.
          Sales increased 4% to $957.2 million in the year. On a constant-exchange-rate basis, sales rose 7% in the fourth quarter and were unchanged in the year; comparable store sales increased 3% and declined 3% in those periods. During the quarter, the Company opened stores in Shenzhen, China and Melbourne, Australia.

     o In Europe, sales increased 29% to $122.9 million in the fourth quarter and 10% to $311.8 million in the year due to strong growth in most countries. On a constant-exchange-rate basis, sales rose 18% in the fourth quarter and 16% in the year; comparable store sales increased 14% and 9%. During the quarter, the Company opened a store in Amsterdam, the Netherlands and a second location in London's Heathrow Airport.

     o The Company operated 220 TIFFANY & CO. stores and boutiques at January 31, 2010 (91 in the Americas, 102 in Asia-Pacific and 27 in Europe), versus 206 locations a year ago (86 in the Americas, 96 in Asia-Pacific and 24 in Europe).

     o Other sales were $17.1 million in the fourth quarter versus $3.7 million in the prior year, and in the full year were $29.9 million versus $55.6 million in the prior year. The changes in both periods were affected by the levels of wholesale sales of rough diamonds.

Other financial highlights were:
--------------------------------

     o Gross margin (gross profit as a percentage of net sales) declined to 58.7% in the fourth quarter (versus 59.4% in the prior year) due to increased wholesale sales of rough diamonds that generate minimal, if any, profit. Gross margin declined to 56.5% in the year (versus 57.8% last year) primarily due to higher product costs.

     o Selling, general and administrative (SG&A) expenses increased 7% in the fourth quarter, primarily due to management incentive compensation expense related to improved financial performance. Such compensation was curtailed last year. SG&A expenses declined 6% in the year, due to substantial savings realized from reductions in staffing and marketing costs.

     o Interest and other expenses, net in the fourth quarter and year were above the prior year primarily due to increased interest expense related to issuances of long-term debt over the past year.

     o Effective income tax rates were 34.2% in the fourth quarter (versus 40.2%) and 31.9% in the fiscal year (versus 36.5%). The full year reduction was due to the recording of favorable reserve adjustments at the conclusion of certain tax audits and at the expiration of statutory periods; these adjustments benefited net earnings from continuing operations by $0.09 per diluted share in the year.

     o Accounts receivable at January 31, 2010 were 3% below the prior year-end.

     o Net inventories declined 11% in the fiscal year to $1.43 billion at January 31, 2010 due to a reduction in finished goods inventories, consistent with management's objective, as well as the effect from higher-than-planned sales in the fourth quarter.

     o Capital expenditures were $75 million in the year, compared with $154 million in the prior year. The lower spending resulted from fewer store openings in 2009 and other cost containment initiatives.

     o Balance sheet liquidity at January 31, 2010 included: cash and cash equivalents of $786 million (versus $160 million a year ago), and total short-term borrowings and long-term debt of $754 million (versus $709 million a year ago).

Mr. Kowalski added, "In 2010, we will remain focused on meaningful opportunities to expand our global store base, realize market share gains in a changing competitive environment and enhance profitability. We believe that Tiffany has the ability to deliver healthy sales and earnings growth and, in fact, have begun the year with worldwide sales growth exceeding our first quarter plan which calls for a high-teens percentage increase. Tiffany has the necessary components for ongoing success -- compelling products, organizational and financial strength, an efficient infrastructure and a premium brand that is increasingly recognized for lasting value."

2010 Outlook:
-------------

Management's outlook for fiscal 2010 is based on the following assumptions which may or may not prove valid:

     a)   A worldwide sales increase of approximately 11%.
     b) By region, sales are expected to increase by a low-double-digit percentage in the Americas, a high-single-digit percentage in Asia-Pacific (including a low-single-digit percentage decline in Japan and at least 20% growth elsewhere), and a mid-teens percentage in Europe. Other sales are expected to decline 5%;
     c) The opening of 17 new Company-operated stores (six in the Americas, eight in Asia-Pacific and three in Europe);
     d) An increase in the operating margin primarily due to a higher gross margin as well as a modestly improved ratio of SG&A expenses to sales;
     e)   Other expenses, net of approximately $50 million;
     f)   An effective income tax rate of approximately 35%;
     g) Net earnings from continuing operations of $2.45 - $2.50 per diluted share;
     h)   Capital expenditures of approximately $200 million; and
     i)   A high-single-digit percentage increase in net inventories.

Today's Conference Call:
------------------------

The Company will host a  conference  call today at 8:30 a.m.  (Eastern  Time) to
review  these  actual   results  and  its  outlook.   Investors  may  listen  at
http://investor.tiffany.com ("Events and Presentations").

Next Scheduled Announcement:
----------------------------

The Company expects to report its first quarter 2010 financial results on May 27, 2010 with a conference call at 8:30 a.m. (Eastern Time). To receive notifications of news releases, please register at http://investor.tiffany.com ("E-Mail Alerts").

Tiffany & Co. operates jewelry stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

This document contains certain "forward-looking" statements concerning the Company's objectives and expectations with respect to sales, store openings, gross margin, SG&A expenses, interest expense, effective income tax rate, net earnings, inventories and capital expenditures. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company's 2008 Annual Report on Form 10-K and in other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

                                      # # #

                         TIFFANY & CO. AND SUBSIDIARIES
                                   (Unaudited)

NON-GAAP MEASURES
-----------------

Net Sales
---------
The Company's reported sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Internally, management monitors its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars
("constant-exchange-rate       basis").       Management      believes      this
constant-exchange-rate basis provides a more representative assessment of sales performance and provides better comparability between reporting periods.

The Company's management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company's operating results. The following table reconciles sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous years:


                                     Fourth Quarter 2009 vs. 2008                     Year-to-date 2009 vs. 2008
                              --------------------------------------------    --------------------------------------------
                                                             Constant-                                       Constant-
                                  GAAP       Translation     Exchange-            GAAP       Translation     Exchange-
                                Reported       Effect        Rate Basis         Reported       Effect        Rate Basis
                              -------------------------------------------     --------------------------------------------
Net Sales:
----------
Worldwide                           17 %            4 %            13 %             (5)%           -               (5)%
Americas                            14 %            1 %            13 %            (11)%           -              (11)%
  U.S.                              12 %           -               12 %            (12)%           -              (12)%
Asia-Pacific                        14 %            7 %             7 %              4 %            4 %           -
   Japan                            (6)%            3 %            (9)%             (4)%            7 %           (11)%
   Other Asia-Pacific               51 %           13 %            38 %             18 %           (1)%            19 %
Europe                              29 %           11 %            18 %             10 %           (6)%            16 %


Comparable Store Sales:
-----------------------
Worldwide                           11 %            3 %             8 %             (7)%            1 %            (8)%
Americas                            11 %            1 %            10 %            (14)%           -              (14)%
   U.S.                             11 %           -               11 %            (15)%           -              (15)%
Asia-Pacific                         8 %            5 %             3 %              1 %            4 %            (3)%
   Japan                            (7)%            2 %            (9)%             (4)%            7 %           (11)%
   Other Asia-Pacific               36 %           12 %            24 %              8 %           -                8 %
Europe                              25 %           11 %            14 %              3 %           (6)%             9 %



Net Earnings from Continuing Operations
---------------------------------------
The accompanying press release presents net earnings from continuing operations and highlights current-year and prior-year nonrecurring items in the text. Management believes excluding such items presents the Company's fourth quarter and full year results on a more comparable basis to the corresponding periods in the prior year, thereby providing investors with an additional perspective to analyze the results of operations of the Company at January 31, 2010. The following table reconciles GAAP net earnings from continuing operations and net earnings from continuing operations per diluted share ("EPS") to the non-GAAP net earnings from continuing operations and net earnings from continuing operations per diluted share, as adjusted:


                                                    Three Months Ended                    Three Months Ended
                                                     January 31, 2010                      January 31, 2009
                                          ---------------------------------------------------------------------------
                                                     $                Diluted               $             Diluted
(in thousands, except per share amounts)        (after tax)             EPS            (after tax)          EPS
---------------------------------------------------------------------------------------------------------------------
Net earnings from continuing                 $     138,207         $       1.09       $    37,413       $      0.30
  operations, as reported

Restructuring charges                                    -                    -            59,006              0.47

Impairment of investments and                            -                    -             8,335              0.07
  loans a, b

Diamond facility closing charge  a                       -                    -             2,198              0.02
                                          ---------------------------------------------------------------------------
Net earnings from continuing                 $     138,207         $       1.09       $   106,952       $      0.86
  operations, as adjusted
                                          ===========================================================================


a On a pre-tax  basis  includes a  $14,444,000  charge within SG&A for the three months ended January 31, 2009.

b On a pre-tax  basis  includes  $1,311,000  charge  within  interest  and other expenses, net for the three months ended
  January 31, 2009.




                                                     Full Year Ended                       Full Year Ended
                                                    January 31, 2010                      January 31, 2009
                                          ---------------------------------------------------------------------------
                                                     $                Diluted               $             Diluted
(in thousands, except per share amounts)        (after tax)             EPS            (after tax)          EPS
---------------------------------------------------------------------------------------------------------------------
Net earnings from continuing                 $     265,676       $       2.12       $     232,155       $      1.84
  operations, as reported

Diamond sourcing agreement  a                        3,440               0.03                   -                 -

Loan recovery a                                     (2,676)             (0.02)                  -                 -

Tax benefit b                                      (11,220)             (0.09)                  -                 -

Restructuring charges                                    -                  -              59,006              0.46

Impairment of investments and                            -                  -               8,335              0.07
  loans a, c

Diamond facility closing charge  a                       -                  -               2,198              0.02
                                          --------------------------------------------------------------------------
Net earnings from continuing                 $     255,220       $       2.04       $     301,694        $     2.39
  operations, as adjusted
                                          ==========================================================================


a On a pre-tax basis  includes a benefit of $442,000 and a charge of $14,444,000 within SG&A for the years ended January 31, 2010 and 2009.

b Includes $11,220,000 of tax benefits within the provision for income taxes for the year ended  January 31,  2010.

c On a pre-tax  basis  includes a $1,311,000 charge within  interest and other  expenses,  net for the year ended January 31,
  2009.


                         TIFFANY & CO. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
               (Unaudited, in thousands, except per share amounts)




                                                                Three Months Ended January 31,         Years Ended January 31,
                                                              ------------------------------------ ---------------------------------
                                                                         2010             2009               2010            2009
                                                                  -------------    -------------      -------------   -------------
Net sales                                                      $       981,384  $       837,593    $     2,709,704  $    2,848,859

Cost of sales                                                          405,639          340,170          1,179,485       1,202,417
                                                                  -------------    -------------      -------------   -------------

Gross profit                                                           575,745          497,423          1,530,219       1,646,442

Selling, general and administrative expenses                           351,138          327,443          1,089,727       1,153,944

Restructuring charge                                                        -            97,839                 -           97,839
                                                                  -------------    -------------      -------------   -------------

Earnings from continuing operations                                    224,607           72,141            440,492         394,659

Interest and other expenses, net                                        14,620            9,606             50,518          28,900
                                                                  -------------    -------------      -------------   -------------

Earnings from continuing operations before income taxes                209,987           62,535            389,974         365,759

Provision for income taxes                                              71,780           25,122            124,298         133,604
                                                                  -------------    -------------      -------------   -------------

Net earnings from continuing operations                                138,207           37,413            265,676         232,155

Net earnings (loss) from discontinued operations                         2,160           (6,328)              (853)        (12,133)
                                                                  -------------    -------------      -------------   -------------

Net earnings                                                   $       140,367  $        31,085    $       264,823  $      220,022
                                                                  =============    =============      =============   =============


Net earnings from continuing operations per share:

  Basic                                                        $          1.10  $          0.30    $          2.14  $         1.86
                                                                  =============    =============      =============   =============
  Diluted                                                      $          1.09  $          0.30    $          2.12  $         1.84
                                                                  =============    =============      =============   =============

Net earnings per share:

  Basic                                                        $          1.12  $          0.25    $          2.13  $         1.76
                                                                  =============    =============      =============   =============
  Diluted                                                      $          1.10  $          0.25    $          2.11  $         1.74
                                                                  =============    =============      =============   =============


Weighted-average number of common shares:

  Basic                                                                125,097          123,363            124,345         124,734
  Diluted                                                              127,265          123,793            125,383         126,410



                         TIFFANY & CO. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (Unaudited, in thousands)


                                                               January 31,          January 31,
                                                                      2010                2009
                                                           -----------------    -----------------
ASSETS
------
Current assets:
Cash and cash equivalents                                   $       785,702      $       160,445
Accounts receivable, net                                            158,706              164,447
Inventories, net                                                  1,427,855            1,601,236
Deferred income taxes                                                 6,651               13,640
Prepaid expenses and other current assets                            66,752              108,966
                                                               -------------        -------------

Total current assets                                              2,445,666            2,048,734

Property, plant and equipment, net                                  685,101              741,048
Other assets, net                                                   357,593              312,501
                                                               -------------        -------------

                                                            $     3,488,360      $     3,102,283
                                                               =============        =============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
Short-term borrowings                                       $        27,642      $       242,966
Current portion of long-term debt                                   206,815               40,426
Accounts payable and accrued liabilities                            231,913              223,566
Income taxes payable                                                 67,513               27,653
Merchandise and other customer credits                               66,390               67,311
                                                               -------------        -------------

Total current liabilities                                           600,273              601,922

Long-term debt                                                      519,592              425,412
Pension/postretirement benefit obligations                          219,276              200,603
Other long-term liabilities                                         137,331              152,334
Deferred gains on sale-leasebacks                                   128,649              133,641
Stockholders' equity                                              1,883,239            1,588,371
                                                               -------------        -------------

                                                            $     3,488,360      $     3,102,283
                                                               =============        =============

